Exhibit 99.1

China Biologic Announces Change to Board of Directors

BEIJING, Aug. 15, 2016 /PRNewswire/ – China Biologic Products, Inc. (NASDAQ: CBPO) (“China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced that Mr. Min Fang, the director associated with Warburg Pincus LLC (“Warburg Pincus”), a global private equity firm, resigned his directorship of the Company with effect from August 15, 2016.

Entities affiliated with Warburg Pincus have been shareholders of the Company since 2010, and Warburg Pincus entities have reduced their holdings in the Company over the last year in the ordinary course of their investing business, and now hold less than 0.1% of the Company’s outstanding common stock.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “On behalf of the board and the entire China Biologic team, I would like to personally thank Min and Warburg Pincus for their valuable insight and support to our company over the past several years, a period in which China Biologic experienced rapid growth and became a leading biopharmaceutical company in China. Warburg Pincus’s exit will further expand and diversify our stockholder base. We look forward to continued growth and will maintain our focus on enhancing the value for all of our stockholders.”

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO) is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Contact:

China Biologic Products, Inc.
Mr. Ming Yin
Senior Vice President
Phone: +86-10-6598-3099
Email: ir@chinabiologic.com

ICR Inc.
Mr. Bill Zima
Phone: +86-10-6583-7511 or +1-646-405-5191
E-mail: bill.zima@icrinc.com